Exhibit 99.1

Pier 1 Imports, Inc. Announces 2013 Fourth Quarter and Fiscal Year Sales and Fourth Quarter Expected Earnings Per Share

●   Fourth Quarter Comparable Store Sales Increase of 7.9%

●   Fiscal Year Comparable Store Sales Increase of 7.5%

FORT WORTH, Texas--(BUSINESS WIRE)--March 7, 2013--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the 14-week fourth quarter and 53-week fiscal year ended March 2, 2013.

Fourth Quarter Highlights

●	Comparable store sales increased 7.9% on top of last year’s 10.3% gain; three-year cumulative comparable store sales increased 27.1%

●	Total sales increased 15.7% to $552 million for the 14-week period

●	Gross profit expected to be approximately 46.2% of sales versus 45.5% of sales last year

●
Earnings per share expected to be approximately $0.57-$0.58 (GAAP) and $0.59-$0.60 (non-GAAP) on a 14-week basis versus $1.04 (GAAP) and $0.48 (non-GAAP) in the fourth quarter of last year (see reconciliation below of expected earnings per share to expected adjusted non-GAAP earnings per share)

For the fourth quarter ended March 2, 2013, comparable store sales on a 13-week basis increased 7.9% versus an increase of 10.3% for the fourth quarter ended February 25, 2012. Total sales for the 14-week fourth quarter improved 15.7% to $552 million compared to $477 million in the 13-week fourth quarter of last year. Strong comparable store sales results for the quarter were primarily attributable to increases in store traffic and higher average ticket. Fourth quarter merchandise margins at the store level are expected to be essentially flat year-over-year. Gross profit is expected to be approximately 46.2% of sales for the fourth quarter versus 45.5% of sales for the fourth quarter of last year.

For the fiscal year ended March 2, 2013, total sales for the 53-week period increased 11.2% to $1.705 billion from $1.534 billion last fiscal year. Comparable store sales for fiscal 2013 on a 52-week basis increased 7.5% versus an increase of 9.5% last fiscal year.

Earnings per share for the fourth quarter of fiscal 2013 are expected to be approximately $0.57-$0.58 (GAAP) and $0.59-$0.60 (non-GAAP) on a 14-week basis compared to $1.04 (GAAP) and $0.48 (non-GAAP) in the fourth quarter of last year on a 13-week basis (see reconciliation below under Financial Disclosure Advisory).

Alex W. Smith, President and Chief Executive Officer, commented, “Our 2013 fiscal year ended strongly, with another quarter of significant growth in sales and earnings. Our talented and dedicated associates continue to do an outstanding job of executing our robust operating and growth strategies.”

Smith continued, “We are confident that fiscal 2014 will be another terrific year as we continue our evolution into a true multi-channel retailer, exploiting the growth potential in our two mutually supportive and interdependent businesses – our wonderful Pier 1 Imports stores and our new, two quarters-old e-Commerce business.”

Fourth Quarter and Fiscal Year Results and Conference Call Information

The Company will announce fiscal 2013 fourth quarter and fiscal year financial results prior to market open on Thursday, April 11, 2013 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 19369600.

Financial Disclosure Advisory

This release references non-GAAP information for the 14-week fourth quarter ended March 2, 2013 and the 13-week fourth quarter ended February 25, 2012 as shown in the table below.

	14-Weeks Ended	13-Weeks Ended
	March 2, 2013	February 25, 2012

Expected Diluted Earnings per Share (GAAP)	$0.57-0.58	$1.04
Non-Recurring Tax Benefits Primarily Resulting from Change in the Tax Valuation Allowance	-	(0.56)
Difference of Income Tax Provision at Estimated 35.6% Annual Effective Tax Rate	0.02	-
Expected Adjusted Diluted Earnings per Share (non-GAAP)	$0.59-0.60	$0.48

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that the non-GAAP financial measure included in this press release allows management and investors to understand and compare the Company’s earnings per share results in a more consistent manner for the 14-week fourth quarter ended March 2, 2013 and the 13-week fourth quarter ended February 25, 2012. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s earnings per share results that will be recorded in accordance with GAAP for the periods presented.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400